033 Putnam American Government Income Fund
9/30/05 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2005, Putnam Management
has assumed $15,344 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	$21,752
Class B	  1,508
Class C	     95

72DD2 (000s omitted)
Class M        68
Class R   		 -
Class Y   	    463

73A1
Class A   0.228
Class B   0.160
Class C   0.158

73A2
Class M   0.204
Class R   0.204
Class Y   0.252

74U1 (000s omitted)
Class A	88,787
Class B	 7,723
Class C      507

74U2 (000s omitted)
Class M      257
Class R        1
Class Y    1,779

74V1
Class A	8.96
Class B	8.90
Class C	8.94

74V2
Class M	9.00
Class R   8.96
Class Y   8.95

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.